Exhibit 10.1

SECOND AMENDMENT

TO EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (“Second Amendment”) is entered into on February 14, 2007, by and between Charlotte Russe Holding, Inc., a Delaware corporation (the “Company”), and Mr. Mark A. Hoffman (“Mr. Hoffman”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Company and Mr. Hoffman have entered into an Employment Agreement, dated July 9, 2003 and amended August 31, 2005 (the “Employment Agreement”), which sets forth the terms and conditions of Mr. Hoffman’s employment by the Company;

WHEREAS, Section 7.01 of the Employment Agreement provides that the Company and Mr. Hoffman may amend the Employment Agreement; and

WHEREAS, the Company and Mr. Hoffman desire to amend the Employment Agreement as set forth in this Second Amendment;

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Mr. Hoffman hereby amend the Employment Agreement as follows, effective as of October 1, 2006:

1.	Section 3.01 of the Employment Agreement is hereby restated in its entirety as follows:

“Term. Subject to earlier termination as provided in this Agreement, Mr. Hoffman shall be employed through the last day of the Company’s 2009 fiscal year (the “Term”). Neither party is under any obligation to renew or extend this Agreement. Any new employment agreement shall only be effective after having been reduced to writing and executed by both parties hereto. In the absence of earlier termination as provided herein, this Agreement shall terminate automatically on such date. In the event Mr. Hoffman continues to perform services after this Agreement has terminated, and pending execution of a new employment agreement, if any, such services shall constitute employment for an unspecified term, terminable at will, with or without cause or reason, with or without advance notice, and with or without pay in lieu of advance notice.”

2.	Section 4.01 of the Employment Agreement is hereby restated in its entirety as follows:

“Salary. Company shall pay Mr. Hoffman an annualized base salary of $700,000, to be paid in accordance with Company’s pay policy and subject to an annual increase of 5% during the term of this Agreement commencing in fiscal 2008.”

3.	Section 4.03 of the Employment Agreement is hereby restated in its entirety as follows:

“Performance Bonus. For work performed during each of fiscal 2007, 2008 and 2009, Mr. Hoffman shall receive an annual bonus equal to 50%, 75%, 100% or 125% of Mr. Hoffman’s annual base salary for such fiscal year upon achievement of four corresponding EBITDA targets established by the compensation committee of the Company’s board of directors for each such fiscal year. For purposes of computing the annual bonus, EBITDA will mean consolidated net income of the Company and its subsidiaries for the applicable fiscal year, plus, to the extent deducted in the calculation of such consolidated net income for the period and without duplication, the sum of (a) depreciation and amortization for the period, plus (b) income tax expense for the period, plus (c) consolidated total interest expense paid or accrued during the period.”

4. Schedule A to the Employment Agreement is hereby deleted in its entirety and is no longer a part of the Employment Agreement.

5. This Second Amendment shall be and is hereby incorporated in and forms a part of the Employment Agreement.

6. Except as amended as set forth herein, the Employment Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amendment as of the date first set forth above.

MARK A. HOFFMAN	CHARLOTTE RUSSE HOLDING, INC.,

By: /s/ Mark A. Hoffman	By:	/s/ Bernard Zeichner
	Title:	Chairman of the Board